Exhibit 99.1

Korro Announces $70 Million Private Placement

•	Financing led by Deep Track Capital with participation from other leading healthcare investors

•	Pro-forma cash and cash equivalents of approximately $236 million before fees and expenses

•	On track for regulatory filing for First-in-Human (FIH) study of KRRO-110 in Alpha-1 Antitrypsin Deficiency (AATD) patients anticipated in the second half of 2024

•	Proceeds fund interim readout in the second half of 2025 and FIH study completion in 2026 for KRRO-110

CAMBRIDGE, Mass., April 18, 2024 — Korro Bio, Inc. (Korro) (Nasdaq: KRRO), a biopharmaceutical company focused on developing a new class of genetic medicines based on editing RNA for both rare and highly prevalent diseases, announced today that it has entered into a subscription agreement with certain new and existing accredited investors to issue and sell an aggregate of 1,249,283 shares of its common stock in a private placement (PIPE) that is expected to result in gross proceeds of approximately $70.0 million, before deducting placement agent fees and estimated offering expenses. The PIPE is expected to close on April 22, 2024, subject to the satisfaction of customary closing conditions.

The PIPE was led by funds affiliated with Deep Track Capital, with participation from Atlas Venture, Blue Owl Healthcare Opportunities, NEA, Rock Springs Capital, Tri Locum Partners, and other leading healthcare investors.

Korro expects that the net proceeds from the PIPE along with its existing cash and equivalents of $166.4 million as of December 31, 2023, will provide runway to fund the completion of a Phase 1/2 trial of KRRO-110 in ZZ AATD patients, anticipated in 2026, progress additional liver and CNS pipeline programs into the clinic and its platform with a focus on delivery and machine learning, with the remainder used for working capital and general corporate purposes.

Piper Sandler is acting as lead placement agent and RBC Capital Markets and BMO Capital Markets are acting as co-placement agents for the PIPE.

The offer and sale of the securities in the PIPE are being made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended, and may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Pursuant to a registration rights agreement, Korro agreed to file a registration statement with the SEC covering the resale of the shares issued in the PIPE.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Korro

Korro is a biopharmaceutical company focused on developing a new class of genetic medicines for both rare and highly prevalent diseases using its proprietary RNA editing platform. Korro is generating a portfolio of differentiated programs that are designed to harness the body’s natural RNA editing process to effect a precise yet transient single base edit. By editing RNA instead of DNA, Korro is expanding the reach of genetic medicines by delivering additional precision and tunability, which has the potential for increased specificity and improved long-term tolerability. Using an oligonucleotide-based approach, Korro expects to bring its medicines to patients by leveraging its proprietary platform with precedented delivery modalities, manufacturing know-how, and established regulatory pathways of approved oligonucleotide drugs. Korro is based in Cambridge, Mass.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include, but are not limited to, express or implied statements regarding expectations, hopes, beliefs, intentions or strategies of Korro regarding the future including, without limitation, express or implied statements regarding: the closing of the PIPE and intended use of net proceeds from the PIPE; Korro’s pro forma cash runway resulting from the PIPE; planned Phase 1/2 clinical trial of KRRO-110 in AATD and completion thereof; and Korro’s ability to advance its pipeline and the role of RNA editing technology in developing therapeutic options; among others. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “aim,” “target,” “commit,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward looking. Forward-looking statements are based on current expectations and assumptions that, while considered reasonable are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, various factors beyond management’s control including risks associated with market conditions and meeting customary closing conditions, as well as risks inherent in biopharmaceutical development; risks associated with pre-clinical studies and clinical trials; and other risks associated with obtaining regulatory approvals and protecting intellectual property; as well as risks associated with general economic conditions; the inability to recognize the anticipated benefits of the recently completed merger, which may be affected by, among other things, competition, Korro’s ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; costs related to merger; the possibility that Korro may be adversely affected by other economic, business, and/or competitive factors; other risks and uncertainties indicated from time to time in Korro’s filings with the SEC, including Item 1A. “Risk Factors” in Korro’s Annual Report on Form 10-K filed with the SEC on March 26, 2024, as such may be amended or supplemented by its other filings with the SEC. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Except as required by law, Korro does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or in the events, conditions or circumstances on which any such statement is based. This press release does not purport to summarize all of the conditions, risks and other attributes of an investment in Korro.

Korro Contact Information

Investors

IR@korrobio.com

Media

Glenn Silver

FINN Partners

Glenn.silver@finnpartners.com